Exhibit 23.0
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FTI Consulting, Inc.:

We consent to the incorporation by reference in the registration statement No. 333‑218558 on Form S-8 of FTI Consulting, Inc. of our reports dated February 27, 2019, with respect to the consolidated balance sheets of FTI Consulting, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement Schedule II, Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of FTI Consulting, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP
McLean, Virginia
February 27, 2019